Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Earliest Report Event:  May 11, 2011

Spine Pain Management, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-27407	98-0187705
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5225 Katy Freeway
Suite 600
Houston, Texas   77007
(Address of principal executive office) (Postal Code)

(713) 521-4220
(Registrant’s telephone number)

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2011, Richard Specht, a member of our Board of Directors, retired from his position as a Director of Spine Pain Management, Inc.  Accordingly, he did not stand for reelection at our Annual Meeting of Stockholders held on May 11, 2011.

Item 5.07  Submission of Matters to a Vote of Security Holders.

On May 11, 2011, we held an Annual Meeting of Stockholders of Spine Pain Management, Inc. at our corporate offices at 5225 Katy Freeway, Suite 600, Houston, Texas 77007, for the following purposes:

(1) To elect five Directors, including William F. Donovan, M.D., John A. Talamas, John Bergeron, Jerry Bratton and Franklin A. Rose, M.D.;

(2) To ratify the appointment of Ham, Langston & Brezina, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3) To approve a non-binding advisory resolution on executive compensation;

(4) To vote on whether the advisory votes on executive compensation should occur every one, two or three years; and

(5) To transact such other business as may properly come before the meeting.

Based on the votes received in person and by proxy, all of the above named Director nominees were elected, the appointment of Ham, Langston & Brezina, LLP was ratified, the non-binding advisory resolution on executive compensation was approved and the stockholders voted to have the advisory votes on executive compensation occur every three years.  The exact results of the stockholder vote are as follows:

Total Shares of Common Stock Outstanding
as of the Record Date, May 25, 2010:	17,403,396

Total Voting Shares Present Either by Proxy
or in Person of Common Stock:	12,870,842

Item 1:	Election of Directors

	FOR	WITHHELD
William F. Donovan, M.D.	10,562,191	1,001
John A. Talamas	10,562,192	1,000
John Bergeron	10,562,192	1,000
Jerry Bratton	10,562,192	1,000
Franklin A. Rose, M.D.	10,562,191	1,001

Additionally, there was a total of 2,307,650 broker non-votes for the election of Directors.

Item 2:	Ratification of appointment of Ham, Langston & Brezina, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2011

Votes for:	12,860,731
Votes against:	1,068
Votes abstained:	9,046

Item 3:	Approve a non-binding advisory resolution on executive compensation

Votes for:	10,553,444
Votes against:	8,286
Votes abstained:	1,462

Additionally, there was a total of 2,307,650 broker non-votes for approval of the non-binding advisory resolution on executive compensation.

Item 4:	Approve whether the advisory votes on executive compensation should occur every one, two or three years

One year:	228,914
Two years:	10,000
Three years:	10,272,716
Votes abstained:	51,462

Additionally, there was a total of 2,307,650 broker non-votes for approval of whether the advisory votes on executive compensation should occur every one, two or three years.

There were no other matters presented for action at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SPINE PAIN MANAGEMENT, INC.

/s/ William Donovan, M.D.
By: William Donovan, M.D.
Date: May 17, 2011	Chief Executive Officer